Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	8

PFSweb Inc. NasdaqCM:PFSW

FQ4 2014 Earnings Call Transcripts

Thursday, March 05, 2015 4:00 PM GMT

1

PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

Alex Silverman

George F. Sutton

Craig-Hallum Capital Group LLC,

Research Division

Josh Goldberg

G2 Investment Partners Management LLC

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

R. Scott Tilghman

B. Riley Caris, Research Division

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

Presentation

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s Financial Results for the Fourth Quarter and Full Year Ended December 31, 2014. Joining us today are PFSweb CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we will open the call for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, Service Fee Equivalent Revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors, and should be considered in addition to, and not instead of, GAAP measures.

I would like to remind everyone that this call will be available for replay through March 19, 2015, starting at 2:00 P.M. Eastern Time this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Please go ahead, sir.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Audra, and good morning, everyone. As you saw before the open of the market today, we issued a press release announcing our results for the fourth quarter and the full year ended December 31, 2014. 2014 was highlighted by a number of financial and operational accomplishments. We generated increases in nearly every metric of our business, most notably a 17% increase in Service Fee Equivalent Revenue and a 28% increase in adjusted EBITDA.

In addition to new client wins, and the highly anticipated rollout of the United States Mint eCommerce solution, late last year. We strengthened our service offerings with the acquisition of REV Solutions and LiveAreaLabs. The year culminated with a very strong holiday season, with clients who have been with us for more than a year realizing on average more than 20% year-to-year growth in gross merchandise revenue in Q4. This strong sales volume and our high level of execution drove our record performance in the fourth quarter.

Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview and then open the call for your questions. Tom?

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thank you, Mike, and good morning, everyone. As Mike indicated, I’ll spend some time providing additional color on the fourth quarter results reported earlier today, as well as our outlook for 2015 and the assumptions built into that guidance. Before doing so, I’d like to remind everyone, especially newcomers to the PFSweb story, that when we provide discussions about our financial results, we often discuss our Service Fee Equivalent Revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis. With that as a backdrop, let’s quickly review the fourth quarter numbers.

Our fourth quarter Service Fee Equivalent Revenue increased 38% to a record $49 million compared to the prior year. Our service fee gross margin in the fourth quarter of 2014 was 28.2% compared to 30.3% in the same quarter last year. Our fourth quarter gross margin was in line with our targeted gross margin range of 25% to 30% and reflected certain incremental expenses incurred to prepare for and support certain client solutions for the 2014 holiday volumes. Note that due to the higher mix of service fee revenue in the fourth quarter coming from lower margin infrastructure services, we do expect that the gross margin overall in the fourth quarter will be somewhat lower than the other quarters during the year.

SG&A expenses during the fourth quarter were $12.4 million compared to $11.8 million in the year-ago quarter. And as a percentage of revenue, SG&A declined 200 basis points to 15.7% from 17.7% in the prior year. Adjusted EBITDA in the fourth quarter increased 76% to a record $6.8 million compared to the prior year. Our performance for the fourth quarter allowed us to generate full year results that were at the high end of our previously communicated calendar year targets.

For 2014, we generated Service Fee Equivalent Revenue of $138.7 million and adjusted EBITDA of $13.7 million, both representing record performances and very strong improvements over the prior year.

Now turning to the balance sheet. At December 31, 2014, cash and cash equivalents totaled $18.1 million compared to $22.4 million at December 31, 2013. Total debt decreased to $10.9 million compared to $11.1 million at the end of 2013. As such, our net cash to debt position was approximately $7.2 million compared to $11.3 million at December 31, 2013, with the decrease primarily due to the acquisitions of REV Solutions and LiveAreaLabs back in September.

Our cash balance continues to be aided in part from the timing of certain cash collections received by PFSweb from our clients’ customers that are then later remitted to our clients. In January, we announced plans to relocate our Manila operation to Bangalore, India. This relocation builds upon our presence in India, gained through our acquisition of REV Solutions. The relocation is substantially complete and with the full closure of the Manila site expected by early in the second quarter. We recorded approximately $0.9 million of restructuring charges during the fourth quarter, primarily related to that integration effort.

Now let’s review our 2015 outlook. While our business activity in 2015 is expected to remain at previously communicated levels. The impact of foreign currency exchange related to a weaker Canadian dollar and euro is expected to negatively impact our financial results by approximately $5 million in revenue. As a reminder, approximately 20% of our Service Fee Equivalent Revenue is derived from our international operations in Europe and Canada. Accordingly, we are slightly adjusting our previously communicated 2015 Service Fee Equivalent Revenue guidance to a range of between $160 million and $170 million, still reflecting an increase of 15% to 22% (sic) [23%] from 2014.

We are targeting adjusted EBITDA to range between $16 million and $18 million, which reflects an increase of 17% to 32% from 2014. Again, our local currency business volumes are expected to be approximately the same as our original estimates. Unfortunately, the conversion of that activity to U.S. dollar performance is now lower.

Let me provide some additional comments regarding our 2015 guidance. First of all, our 2015 service fee revenue growth includes the benefit of a full calendar year of activity under our U.S. Mint contract as opposed to just a partial year contribution in 2014. If you recall, we previously communicated that our expectations are to generate approximately $17 million to $20 million per year of service fees related to this contract, which we still believe to be the case.

In 2014, since we had just a partial year of activity, we generated approximately $8 million of revenue during that period. The REV Solutions and LiveAreaLabs acquisitions will also contribute a full year of revenue in 2015 as opposed to a partial year in 2014. Our 2014 results included approximately $6 million of revenue contribution from these acquisitions to PFSweb. If you recall, when we purchased these businesses, they were on an annual revenue run rate of approximately $15 million combined. So we expect to see pickup from these businesses in this year by having them in

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

our results for the full year. Note though, however, that on a go-forward basis, because of the integration of these business units into our overall service fee business activity, we don’t expect to be reporting the separate revenue contribution from these businesses going forward.

For our service fee business, based on the projected continued growth in the professional service areas of our business, we are projecting to be at the higher end of our 25% to 30% overall gross margin target range. This will continue to be impacted by the split of our infrastructure-related work versus professional services activities, as well as special project activity.

For our product revenue business, we expect a further decline of approximately 20% compared to 2014. Our gross margin on product sales is estimated to be approximately 5%. We continue to have discussions with our last remaining client in this product revenue segment regarding the possibility of modifying the terms in the agreement into more of a service fee model to simplify our GAAP financial presentation.

As we have communicated previously, in 2015, we do expect to incur incremental sales and marketing expenses of between $1 million and $2 million compared to the prior year. We expect our depreciation and amortization expense to increase to approximately $13 million compared to approximately $12 million in 2014, due to the amortization of intangible assets related to our acquisitions and the impact of other capital expenditures. Stock compensation expense is projected to be approximately $4 million in 2015. We expect to continue to incur incremental expenses in 2015 of approximately $1.5 million applicable to our acquisition and integration of REV Solutions and LiveAreaLabs, including expected costs related to earn-outs, our Manila facility closure and other restructuring activity. These items are being excluded from our adjusted EBITDA guidance.

We currently expect our gross capital expenditures to be approximately $5 million to $7 million net of anticipated capital leases. And our 2015 guidance does not include the impact of potential future acquisitions.

And the last item is that we continue to expect our 2015 results will be the strongest in the latter part of the year, as it will incorporate the strong seasonal activity of most of our B2C clients as well as the benefits of the new client additions. Hopefully, that gives a little bit of flavor for 2015. This concludes my prepared remarks.

I’ll turn back — the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing comments. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. As I mentioned, in my opening remarks, 2014 was highlighted by a number of achievements leading to record results for our organization. First and most importantly, we successfully executed for our clients last year, especially during that all-important holiday season. As a result, we exited 2014 with a high level of referenceability from our current clients. And as I mentioned in the past, I believe a high level of referenceability with our current clients is one of the best barometers of the health of our business as it indicates a high probability of continuing to support and expand current client relationships. Our ability to leverage our client base for references is also a key tool for our sales cycle with new clients and provides a useful tool for all of our stakeholders in evaluating the overall value proposition of our business model. I’ve also been very pleased with the integration efforts with our 2 recent acquisitions, both of which are progressing according to plan. On our last call, I mentioned some very early encouraging sales results from taking our new combined capabilities to market. And since that time, we have seen some of those specific engagements continue to expand with new opportunities that would not have even been in our pipeline without these 2 acquisitions. I believe these incremental opportunities not only help validate our acquisition strategy, but they also demonstrate the success of our land and expand sales strategy, where we leverage one component of our service offering to engage a new client and then we cross-sell that client on the other services and our end-to-end solution.

I believe we will see the volume of incremental sales opportunities accelerate as we continue to add support for additional platforms, add service capabilities and strengthen our offering in other geographies outside the U.S. through our acquisition strategy.

As we previously stated, we plan to incur additional sales and marketing expenses in 2015 to support continued Service Fee Equivalent Revenue growth. To that end, we opened new sales offices in London and Munich and recently hired a new Executive Vice President of Global Sales, Travis Hess. Travis brings a great resume to the job, having sold both professional technology services and infrastructure services throughout his career. And I’m very excited to have Travis on board working to help us achieve our new business revenue goals and deliver the growth included in our 2015 guidance.

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

I’m also pleased to report that he has very much hit the ground running and is already having a positive impact within our sales pipeline and our sales process. Now with regard to our new business sales pipeline, beginning with this conference call, we will disclose new bookings for both project engagements as well as engagements that have recurring revenue streams. A booking is a contractual engagement to begin work for a client within any or all of our service segments. The engagement may be formalized by any one of a number of contractual mechanisms, but in order to be considered a booking, the engagement must require us to deliver services to a client and the client to compensate us for those services.

The engagement should also be for incremental services and not normal course of business service projects, such as postponed manufacturing work in our DC, value-added service projects in one of our DCs or call center support for a special flash sale event.

In addition to disclosing the number of bookings each quarter, we will estimate the lifetime contract value based on client-provided information and the expected length of the contract. As we disclose this information, please understand that the estimated lifetime contract values are based on client projections, which often change, and that in the future, there may be circumstances in which we are unable to disclose bookings.

Since our last call, we booked 3 new recurring revenue services contracts worth a total of $32.8 million in lifetime contract value to provide new eCommerce engagements in the U.S. The largest of these contracts is the expansion of an existing European client’s eCommerce solution with an expected contract length of 3 years. This existing client is a fashion accessories merchandise manufacturer, and we have operated an end-to-end solution for them in Europe for the past several years.

Scheduled to launch in quarter 2 of 2015, we are bringing a new end-to-end solution in the U.S., as well as architecting and building their flagship reference eCommerce application that will be the basis of every future eCommerce site launch for this brand around the world. This win serves as a great illustration of our ability to cross-sell current clients on our expanded service offering across multiple business segments and geographies. Second, we signed an infrastructure services, or BPO, agreement to provide financial services, order fulfillment and a licensing deal for our iCommerce Agent customer service management software application for a leading multi-brand manufacturer and marketer of lifestyle media and fitness accessories. We expect this engagement to go live in quarter 2 of this year, with an expected contract length of 3 years. We are excited to bring these brands into our portfolio and help them grow organically, with the potential to launch them in new geographies in the future.

And then finally, we signed a contract with an expected contract length of 5 years to provide an end-to-end solution in the U.S. for a newly created celebrity-backed apparel and home goods brand. The timing of our LiveAreaLabs acquisition last fall was instrumental and our ability to win the creative design for this new eCommerce branded site. This is yet another example of the incremental business, our newly acquired companies have been able to bring in a short period of time. And we expect this new end-to-end engagement will go live in quarter 3 of 2015. We hope to announce the names of all these new contracts before they go live, but remember, we have to receive permission from the clients to do so and we are not always able to receive that permission.

Now I’d like to comment on a few recurring revenue services’ launches that occurred this past quarter. Just last week, we announced the successful launch of a new commerce solution for the ASICS Tiger brand. This marks the fourth eCommerce engagement we are now operating under the ASICS brand umbrella, providing services such as order management, customer care, payment processing, fraud management, and fulfillment and distribution.

Since 2013, we have operated eCommerce solutions for ASICS America in the U.S. and Europe, as well as the U.S. eCommerce site for Onitsuka Tiger. Similar to other multi-brand engagements, we have built a strong existing client relationship to drive organic growth. And we look forward to continuing our partnership and helping ASICS grow their eCommerce presence in both the U.S. and abroad.

Our strategic partner Demandware recently put out a press release announcing the expanded relationship between Demandware, PFSweb and the BCBGMAXAZRIAGROUP.

Last quarter, we completed the implementation of Demandware’s digital store solution for BCBG in order to power their omni-channel strategy in nearly a 180 other stores in the U.S.

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

BCBG store associates now have access to a collective inventory, ensuring the customer can get the item they want, when they want, even if it’s not available in the store. We are very excited to complete this project for BCBG before the holiday season to help in their efforts in providing a truly seamless commerce experience for their customers. And we continually seek efforts to improve our clients’ commerce experiences by leveraging inventory across all channels with technology-driven omni-channel solutions.

In addition to our recurring revenue services’ engagements, we booked $3.1 million in project revenue to provide 16 new technology and agency projects since our last call. Services Projects, such as these are typically less than 1 year in expected contract length and as such, we have already completed several of these new website launches and design projects over the past couple of months.

As a case in point, we won and completed the Phase I launch of a new eCommerce site for one of the largest and most recognized consumer electronic brand manufacturers in the world. This was a Demandware site build plus creative design for a global site that went live in January. This is another great example of an opportunity that would not have been won without access to the resources and talent of our recently acquired companies. This is — it is this type of successful collaboration that we are looking for in bringing the acquired companies into our ecosystem to complement and bolster our solution offerings.

Moving forward, we will begin referring to our global portfolio as engagements, which can be defined as a single eCommerce operation for a single brand with a recurring revenue stream from any of our services segments. Today, we have 115 active client engagements to provide services from our digital service agency services, our technology services or our infrastructure services segments. These are separate from the onetime projects that I mentioned earlier on the call that we booked in the quarter. We will continue to give updates to our client engagements and project counts each quarter.

In 2015, our focus is on maximizing our ability to take advantage of the many opportunities ahead, while we continue to execute and provide an exceptional omni-channel commerce experience on behalf of our clients. We plan to grow through new and expanded client relationships as well as through our acquisition strategy to support additional platforms and geographies across the globe. I believe we have the people and the systems in place to capitalize on the evolving eCommerce marketplace, both in the U.S. and abroad. And our goal is to deliver another year of record performance in 2015.

With those prepared comments, Tom and I would like to open the call up for a question-and-answer session. Audra?

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PFSWEB INC. FQ4 2014 EARNINGS CALL MAR 05, 2015

Question and Answer

Operator

[Operator Instructions] We’ll go first to Mark Argento at Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

My first question in terms of kind of peeling the onion a little bit on the guidance, which — thanks for providing some of the — what was in the numbers for ‘14 relative to ‘15. So if you take the Mint and then you take the acquisitions, I’m trying to — and then you kind of layer that in, looking at the full year guidance of $160 million to $170 million, I’m trying to better understand your assumptions for kind of your same client or same-store GMV growth, so basically what are your existing account basis, what you expect that they can grow in terms of revenues or GMV. And then what your expectations are for — implied expectations for new customer adds. If you could kind of help me peel the onion a little bit, because I was just doing some back-of-the-envelope math, and it seems like it’s probably — you’re probably pretty conservative in terms of what you’re looking at, in terms of same-store customer growth and new customer adds. I just wanted to get your thoughts on that.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

All right. This is Tom. So a little bit of additional insight there. If you take a look between the 2 years, obviously, the acquisitions, it will add more this year versus last year. The business previously was running around $15 million, the total of which we reported about $6 million last year. So you can — to the extent of those businesses stayed at the same level you’d see that type of increase occurring, so that’s one component of it. And then obviously the U.S. Mint being in place for the full year also helps. On the remainder, it’s a combination of a few things. First of all, we will have organic growth of existing clients. We will have new client activity. And that new client activity could take the form of both expanded relationships with existing clients or pure new client relationships as well. We’ll have some negative impact from the currency conversion, so as we look at the kind of base $138 million number from last year, you have to take about $5 million out of that as being just currency impact as we look at 2015. And then there’s some amount of churn that would be in the business as well.

From a churn standpoint, we are targeting that the business would be in the kind of 4% to 6% range from an annual churn standpoint in terms of our service fee equivalent revenue. We feel like that’s an appropriate amount and based on the information we are seeing from our existing client activity. We feel like that’s the amount to expect for the current year. There is always going to be some churn that occurs. Some of it is just because a client hasn’t met some of their expectations for a given program and just decides to do something a little bit differently, or move away from that initiative. So there’s always going to be some churn as part of our business. Our job from a day-in and day-out basis is to perform at an optimal level, so we maintain existing relationships at the level that we can. So I guess the gap then between those would be the organic growth of existing clients and new clients. We do expect our existing clients to continue to grow this next year in total as their eCommerce activity initiatives continue to grow. I’m hopeful that our guidance range is in a conservative range. And hopefully, we’ll be able to see some upside from that as we go forward, but we feel comfortable with the guidance that we’ve provided.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

In terms of — if you look at overall eCommerce growth in that mid-teens level kind of globally, we’ll call it, looks like your same-store customer GMV growth was roughly 20% in the last couple of quarters. Is a 15% to 20% number, is that a reasonable expectation when you guys are sitting thinking about how things shape up for same-store, same-customer GMV growth for 2015?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. We have been able to see in our clients’ experience that they have been able to capture higher rates of growth than the overall market. We feel like that’s applicable to the fact that these are brands that are going for the first time into the market to have that direct relationship with the consumers. And, on an overall standpoint, we’re seeing higher growth rates for those brands than what the overall market is showing, that we feel like that’s a good trend and they continue to gain some traction there, so that’s positive. When we — as we look at it on an overall basis going forward, one of the items that we’ll need to evaluate is the fact that one of the clients will become a same-same client in the future will be the U.S. Mint activity. And with the large volume of activities they have from an online presence standpoint, as we’ve talked about previously, their annual volumes are about $500 million per year. Our growth there on an overall basis will be somewhat dependent on their growth as well. So we may be providing information on our overall client growth that will be inclusive and exclusive of the U.S. Mint activity just because of the magnitude of their activity in the mix.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Last question and I’ll hop back in. But the acquisitions of LiveArea and REV, have you seen any good cross-sell wins already from that relationship in terms of new RFPs or new potential customers for the 3PL distribution business that have come out of those relationships?

Michael C. Willoughby

Chief Executive Officer and Director

Well, so I’ll give 2 answers to the question. The first is that we’ve definitely seen revenue synergies occurring after the acquisition of both companies, including the one that I mentioned in the prepared comments, where the scope of that engagement certainly expanded, because we were able to bring both the design and creative as well as the professional services to execute on the design and creative together as one package. And I think, as I indicated in the comments, that relationship has continued to expand, with additional services being offered, and I believe that we’ll continue to see a project-oriented revenue stream coming out of that particular client that is quite exciting. As I mentioned in the comments, that’s for a very well-recognized consumer electronics brand. So that’s one example. I think there are other examples where we have had similar wins, where the scope of services definitely grew larger, because we brought the combined creative strategy and design coupled with the ability to execute on the web platform as well. The question you ask about upselling on the infrastructure services side, we haven’t necessarily yet seen a win where we were able to have a booking associated with an expansion into our infrastructure services. But we’ve had some very exciting conversations, where we’re representing our capabilities to a client that we would not have seen if we hadn’t had these 2 acquisitions either because it was a client of the company, separate company prior to the acquisition, in which case we’re kind of introducing ourselves and our infrastructure services to that client that was previously just a project client or the opportunity came into our pipeline as a website build or a creative engagement and we were able to broaden the scope of discussion to include infrastructure services. Since the sales cycle can be relatively long, 4 months to 6 months, for infrastructure services, that’s not necessarily surprising that we would still be in kind of the sales process on some of those, but hopefully, as the year progresses, I’ll be able to comment on being able to win some of those infrastructure services because of the cross-sell opportunity. It’s a great question, Mark.

Operator

And we’ll go next to George Sutton at Craig-Hallum.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Mike, one of the things you mentioned in your prepared comments was that you would consider additional geographies via acquisition. You also talk about addition — opening up additional sales offices. Can you talk about the international expansion relative to those themes and how much will we see via acquisition and how much organically?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. I can provide some color on that. So first off, and I think we have discussed in the past, the reality that the European market is not a single addressable market, it’s made up of multiple geographies that you have to address individually. Even if you have a sort of pan-European project, the efforts to localize a website or a commerce solution and engage with a customer in the U.K. versus France and Germany, for instance, are different and require services

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that are tailored to each of those countries. So one of the things that we need to do in order to, I think, capitalize on all the opportunity we see in Europe is do some of the same work that we did here in U.S., with increasing our strategy and design and creative capabilities in each one of those geographies, as well as giving us additional bandwidth and architectural capabilities around website building in those geographies. And so, we are managing an acquisition pipeline process, where we have multiple, relatively small system integrators that we’re evaluating in each geography, as well as agencies that we could add in a similar way as we did with LiveAreaLabs and REV Solutions. Because of the fact that there are different markets, I guess there is a little bit more heavy lifting around managing the pipeline and evaluating opportunities and then closing those deals. But I would expect that they would each individually be relatively small, not that we’re opportunistically open to larger ones that may come across our table. So that would, if we were able to do that, add system integrators and digital agencies in each of those 3 big markets, I think we will be then well-positioned to capitalize on the opportunities we see. And we are very excited about Western Europe and the growth potential that we see there, and I’m very excited about the fact that we have a great foundation, with an established end-to-end practice already in Western Europe with a great portfolio of clients as a place to start and add these other capabilities and kind round out what we can do, just like we did it in the U.S. So that’s kind of the international perspective.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Helpful. TJX on its call was very — sounded very happy with how their eCommerce program is going, and mentioned that they ultimately expected to move to all of their brands and Marshalls would be the next. Could you comment? I know you traditionally limit your comments to what they’re saying, but they were fairly animated on their call.

Michael C. Willoughby

Chief Executive Officer and Director

Right. Well, certainly it’s exciting for us to see that they are passionate about the initiative. The information that you just gave is also our understanding. They also commented in their conference call about adding the home category to the existing TJ Maxx website, which is interesting and it sort of gives some of the product breadth that we would have possibly seen with HomeGoods as a separate branded site. And I guess that is what gives them some comfort in choosing Marshalls as being the next program rather than HomeGoods, but you can kind of get some of the benefit of the home category through the existing site. That being said, we still don’t really have a timeline from them on that. So I can’t necessarily give you any information about when we’d expect to have the positive benefit of Marshalls coming online. Hopefully, as those timelines become evident to us and as they disclose them, we could include that into our own forecasts and what we talk about on these calls. And I guess the excitement that they had around the holiday that they indicated in the conference call we certainly did see an increase in volumes through that solution, and as I indicated in my comments, had a great holiday with TJX and look forward to growth that they would put through the program. Although, as I said, they tend to be quite conservative about the pace at which they are growing.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. That’s great. And then last, relative to the agency projects that you mentioned, the 16 different projects that you had in the quarter. I believe that’s part of your strategy to really broaden out and piecemeal what you can offer. Could you give us a sense of what that might have looked like a year ago in terms of project numbers?

Michael C. Willoughby

Chief Executive Officer and Director

I can’t necessarily do a direct year-over-year, just because I don’t have the numbers in front of me, but I can tell you that the number of these discrete projects that we are in a position to do has increased pretty dramatically. We have more bandwidth to be able to help clients with these agencies and technology services projects than we would have a year ago. And the focus on the business is changed to be able to go-to-market effectively in that way. So I think what we’re going to see going forward is a different mix, where we’ve got more of these technology and agency projects going on. We would expect that those would come in at the higher end of our gross margin range, which is good for the business. And also I think it’s good for the business that these are land and expand opportunities, where you’re in a conversation with the Chief Marketing Officer to help them with their design and deployment on the website and then can increase that in that conversation to include our other services. So I think it’s a healthy metric. It will be interesting to see as we progress over the rest of this year and into 2016, what that — what the volume of those projects is like and how it affects our financial performance. But so far, with the early results, I’m really excited about just the number of opportunities that

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we’re getting up to bat and our ability to engage on these. And I would also think that it’s a great opportunity for Travis, as he operates our sales and marketing — our sales area to be able to use this as a way to accelerate the deals that we can book and the conversations that we can be having with clients to open the door to broader recurring revenue stream opportunities.

Operator

The next one is with Scott Tilghman at B. Riley.

R. Scott Tilghman

B. Riley Caris, Research Division

Just a couple of housekeeping items first off, the stock-based comp was a lot lower this year than last year. I was wondering what the driver there was.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

It’s just a function of the programs and the issuance of some of the awards based underneath that program, just kind of the timing. I think that for the year we actually ended up with a higher stock comp expense then prior year, but for the quarter it was a little lower.

R. Scott Tilghman

B. Riley Caris, Research Division

Okay. When the acquisition or restructuring charges that you called out, these are all incorporated in G&A, correct?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes.

R. Scott Tilghman

B. Riley Caris, Research Division

I was wondering if you could remind us what the seasonality of the new acquisitions are. If I recall correctly, it’s a little bit different than your core client seasonality.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

That’s correct. There, both the businesses tend to be a little bit heavier in their revenue and profitability performance in the March through September timeframe. That’s when many of their key projects are occurring in order for their clients to go live with new websites in advance of their holiday season. So generally from, let’s say, March through maybe mid-October time frame is when they’re the busiest. There are still ongoing projects after that. As Mike alluded to, we had a couple of nice wins during the December quarter that carried forward. [indiscernible] is some other activities. So it was still a good solid quarter for them, but on an overall basis, we would generally expect to see their level of performance a little bit higher during that March through mid-October time frame.

R. Scott Tilghman

B. Riley Caris, Research Division

That’s helpful. With the eBay having now indicated they may spin out the enterprise as a separate entity as well, what — how does that make you think about the competitive landscape? Any changes? Any positives? Any negatives?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I definitely think that it presents opportunity for us. It’s probably a little bit early to define that what that opportunity looks like. I think along with the announcement that they were evaluating the opportunity to spin that back out, they also announced layoffs across the organization. So I think maybe one immediate opportunity is there will be some talent on

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the marketplace and we will certainly be very opportunistic about evaluating that opportunity. We’ll have to watch with interest what the actual plans are specifically for the spin. But I think under any circumstances, there’ll be a lot of distraction there and a lot of work that’s required to, regardless of how they choose to do it, spin the company back out. So I think that distraction level, possibly some of the distraction from layoffs and talent flight out of the company, really just give us some opportunity to sharpen our competitive advantage and go-to-market more aggressively and, hopefully, increase our take rate. So once again, kind of looking at that with interest.

R. Scott Tilghman

B. Riley Caris, Research Division

It’s helpful. On the commentary around the incremental sales and marketing spending this year, I was wondering if you could break that down between the impact of the recently opened offices and perhaps any change in the go-to-market strategy for new wins?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I guess, generally what I would say is that, we are definitely focused on taking to market our new capabilities. The team that we have assembled to go-to-market in Europe was largely in place towards the end of last year. These new offices that we opened really just give us an important physical location in order to engage with clients in those 2 geographies, as I mentioned in my comments earlier, it’s really critical that you’re able to engage with clients within their home country and speaking their same language. One of the things that’s really important is that you have a location in London and in Germany and in France. We so far pretty effectively served the French market from our Belgium location, but it wouldn’t be surprising for us to open up a Paris office at some point as well.

So I think those investments were in place and our sales team is active there — the investments that we’re making here in the U.S., both with adding headcount with our new EVP as well as potentially some other sales resources in this area. I really intended to take our new capabilities to market and implement this land-and-expand strategy. So I think that’s where you may see an increase in the number of kind of projects that we’re reporting, project bookings that we are reporting, and hopefully, those do lead to an expanded number of recurring revenue stream contracts as well as we go forward. Hopefully, that helps a little bit.

R. Scott Tilghman

B. Riley Caris, Research Division

It does. So it sounds like, primarily headcount and structural in nature rather than broadly advertising to try to win new business?

Michael C. Willoughby

Chief Executive Officer and Director

Much more focused on direct engagement, increasing the lead velocity coming into our pipeline and trying to increase the take rate, once we have those leads in the pipeline. Our investments in marketing side of it around trade show presence and general advertising are pretty consistent. Maybe a little bit more as we look at some of our new capabilities, but it’s not necessarily going to be the biggest increase in that area.

R. Scott Tilghman

B. Riley Caris, Research Division

Okay. And the last question for me. The discussion around the product side of the business has been ongoing, both on your end and these public forums for a number of quarters now. How close do you feel you are to having some resolution there, so that you can at least get the improved OpEx?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

It’s hard to say. We are continuing to have discussions with the client. I would love to be able to share great news with you and say that we’re going to be converting at some point — a defined point in the future. We’re continuing to work with the clients and assess what implications are to their financial reporting and try to work through agreeable solution there. I would like to see something happen quicker, but we’ve got — it is a long-standing client relationship and we just need to work with them through that process.

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Operator

We’ll go next to Alex Silverman at Special Situations Fund.

Alex Silverman

My questions have been asked and answered.

Operator

[Operator Instructions] We’ll go next to Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

Just a couple of quick ones. Number one, you are announcing these new bookings or this new metric that you’re going to put out, the $32.8 million, just to give us a perspective, how does that compare to, let’s say, a year ago, in the same quarter? How should we interpret that number? $32.8 million, it seems like a big number to me, but I don’t know your business as well.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

I don’t have the numbers in the same format from last year. We felt like this was a better way of providing guidance to the investor audience in terms of things that have been recently signed and are going through an implementation process and that we feel will contribute in the near term as those sites get up and running as opposed to just having an overall kind of sales pipeline number out there that just referenced our entire proposal capability or proposal pipeline out there. So we felt like this was a better barometer of kind of being able to indicate our comfort level with the overall guidance that we’re providing for the year. We wanted to change the metric around in order to do that. Again, I don’t have the numbers from where we would have stood last year, but we’re very happy with these contract wins. We feel like it’s a reflection of, especially since it’s both new client expansion as well as pure new clients, it’s a reflection of the continued work that we’re doing for our clients as well as the capabilities that we’re bringing to market.

Josh Goldberg

G2 Investment Partners Management LLC

Okay. Maybe I can ask it a different way, if that’s Okay. If I look at the $32.8 million under these 3 contracts, obviously, 2 of them are 3-year and 1 of them is 5-year, but if you blended and assume that they’re 4 years on average, that means you’ll probably be starting to recognize anywhere from $8 million to $10 million of revenue on an annual basis somewhere in the second quarter of this year. And — that increase on top of your core business as well as the LiveAreaLabs and U.S. Mint gives you a lot of confidence in terms of hitting your guidance for the year, absence of change of foreign exchange or something dramatically terrible happening and then any sort of newer bookings that you get from now until the end of the year that turn around into an order or into an implementations revenue could be just further upside to revenue. Is that the way you’re trying to convey, that you have a lot or the kind of booked to kind of give investors confidence in your numbers?

Michael C. Willoughby

Chief Executive Officer and Director

Right. So I do think that the bookings metric is exactly as you just described, intended to give a much more tangible view into kind of what we’re working on and what we think the contribution will be. The math that you did, I guess one thing you have to bear in mind is the way that these different businesses ramp. So we mentioned that one of them is really a start-up business, with a brand-new brand. And so, therefore, 2 things. One is that it’s going to ramp from 0 sales, so the impact in 2015 will certainly be less than it would be in a future year. We also in that situation are very much using a client provided kind of sales target and our belief is based on who we know — what we know about this brand is that they’re being conservative and so, therefore, our lifetime value is probably conservative. But once again, it’s starting from 0, with 0 kind of brand penetration, so...

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Josh Goldberg

G2 Investment Partners Management LLC

Being conservative is good. That’s fine. Don’t worry about being conservative.

Michael C. Willoughby

Chief Executive Officer and Director

And the other thing, Josh, to bear in mind, so the bookings that we give — one category bookings is a for engagement that have a recurring revenue component. That will probably carry with it that same 4- to 6-month kind of implementation cycle. We historically have seen, which is why we’re giving the detail about when they’ll start within the year, the project bookings have much more of an immediate sort of benefit. But when we talk about project bookings, those are usually the website builds of the creative engagement that are delivering revenue in the year.

Josh Goldberg

G2 Investment Partners Management LLC

And the — are you going to give this metric every single quarter or just the beginning of every year.

Michael C. Willoughby

Chief Executive Officer and Director

No, it’s our intention to try to give it every single quarter. As I mentioned there’s some things that might affect our ability to do that around nondisclosure agreements or certainly things, but as much as we can, we’re going to try to provide it quarter after quarter, so you can keep that barometer.

Josh Goldberg

G2 Investment Partners Management LLC

I just feel like people might just get too fixated on that number if it’s too higher too lower compared to the $32.8 million. You may want to do it just every year, but — just on another topic, sorry...

Michael C. Willoughby

Chief Executive Officer and Director

We’re trying to make sure that we’ve given up color to help with that. So if you went back over a year ago, and we would have announced the booking of our U.S. Mint deal, with a potential 10-year contract life and a $17 million to $20 million revenue stream, obviously, that’s a huge lifetime value. We would have certainly packaged some color around that just to help understand that’s not a normal lifetime value that we would see with typical contracts and just try to provide that color. But as Tom said, we really felt like that’s a much better metric for us to be providing around pipeline visibility than just the overall pipeline size we may have discussed in the past just because of the volatility involved in the overall pipeline. This is really committed work where we believe we’re going to see revenues coming from this — these engagements.

Josh Goldberg

G2 Investment Partners Management LLC

Just on another topic. On the Demandware call, they called out specifically that they were kind of moving away from the implementation and the revenue based on some other reasons that they have internally, and they instead are going to hand over a lot of that implementation to third-party partners. And I know that you are one of their partners. I’m just curious if you’ve seen any change in the overall environment because of that or have other partners have more aggressive once Demandware made that decision. Kind of what’s going on in the field on that?

Michael C. Willoughby

Chief Executive Officer and Director

Well, generally speaking, all of our technology partners have a similar philosophy around professional services, which is that they want to delegate that to the channel as much as they can. So I think Demandware’s philosophy and the direction they’re going is very much in line with the rest of the technology space. I would say that and I don’t know specifically what Tom was referring to. I think they have historically, over the past 2 years, been pretty much focused on

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having their deployments done by the channel. It’s possible that some of the new acquisitions that they’ve done around the Mainstreet OMS or even the point-of-sale they just recently announced are areas where they’re going to decrease the amount of special services if they do directly. With us regard, it certainly opens up an opportunity for us to participate in deployments of the Mainstreet OMS in addition to, for instance, just the standard website builds that we do. So I think there’s an opportunity for us to increase services we can provide in that ecosystem as well. But I do believe that we’re positioned really well to provide services and the Demandware ecosystem, particularly with our large client portfolio. We’re one of the few Demandware partners that really has the ability to implement that size of a deal effectively. So we’re at the top of the food chain, I think, with regard to the Demandware ecosystem.

Josh Goldberg

G2 Investment Partners Management LLC

How many other guys are in that high-end opportunity? I know SapientNitro, obviously, is one of them, but how many do you think there are?

Michael C. Willoughby

Chief Executive Officer and Director

I think in the tier that we’re in there are 4 or 5. Accenture sort of gets dual credit, because they’ve got Accenture as well as Acquity, which are really, essentially the same thing. And then SapientNitro is in there. I think Lyons Group is in that top-tier as well, so 4 to 5.

Josh Goldberg

G2 Investment Partners Management LLC

Okay, and I think, obviously, this quarter really shows how you decoupled yourself from some of the other public peers in your space with your ability to really generate a very big EBITDA number and just growth of 38% on the topline. So really, congratulations on a strong result and continued execution in ‘15.

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Josh. I appreciate that.

Operator

At this time, this concludes our question-and-answer session, I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Audra. And I’d like to thank everyone that attended the call today. Hopefully, as you picked up from our comments, we are very excited with the positive developments of our business, really excited about the performance for the holiday and referenceability of our current clients and we look forward to another record year in 2015. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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